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UNITED AUTO GROUP, INC.                                  PRESS RELEASE

Contact:          Carl Spielvogel                      Bob Amen
                  Bob Nelson                           Amen & Associates
                  212 223-3300                         212 448-4260

FOR IMMEDIATE RELEASE

              UNITED AUTO GROUP ANNOUNCES EXPANSION OF FINANCE TEAM

                           ---------------------------

           James R. Davidson, Ernst & Young Partner, Named Senior Vice
                              President of Finance

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                  NEW YORK, NEW YORK, January 22, 1997 - United Auto Group, Inc.
(NYSE:UAG), the nation's largest publicly-traded automotive retailer, has named James R. Davidson, 51, an audit partner of Ernst & Young LLP, a leading accounting, financial advisory services and management consulting firm, as Senior Vice President of Finance, a newly-created position. The announcement was made today by Robert H. Nelson, Executive Vice President and Chief Financial Officer of United Auto.

                   Mr. Davidson, who joined Ernst & Young in 1973 and became a partner in 1985, has had extensive experience in working with Fortune 500 clients in the consumer products and manufacturing industries. At United Auto, he will be responsible for the Company's accounting, internal control and treasury functions. Mr. Davidson, whose appointment is effective February 1, will report to Mr. Nelson.

                   Mr. Nelson said, "We are pleased to add Jim Davidson's financial expertise to our United Auto financial group.

                  "Jim's strengths fit well with our plan to continue to acquire franchised dealerships and market used vehicles and related higher margin aftermarket products and

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services. He will work closely with Bob Thompson to continue to implement 'best practices' in financial control throughout our retail network," he added.

                 Robert W. Thompson, Vice President of Finance, joined United Auto in 1994 and played an integral role in the successful completion of the Company's October 1996 initial public offering.

                  United Auto Group, Inc., founded in 1990, is a leading acquirer, consolidator and operator of franchised automotive and light truck dealerships and related businesses. The Company, with pro forma revenues of $1.2 billion for the nine months ended September 30, 1996, has pursued a business strategy based on internal growth from existing dealerships as well as from strategic acquisitions. United Auto operates 37 franchises in Arizona, Arkansas, Connecticut, Georgia, New Jersey, New York and Tennessee. As an integral part of its dealership operations, United Auto sells used vehicles and also operates eight stand-alone United Auto Mart used car retail centers. Last year the Company sold 41,500 new vehicles and 23,700 used vehicles, taking into consideration its recent acquisitions. United Auto also owns Atlantic Auto Finance Corporation, an automobile finance company engaged in the purchase, sale and servicing of prime credit quality automobile loans.


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